Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 6

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	500,000	0.0799	06/18/2026
Purchase of Common Stock	500,000	0.0702	06/22/2026

Alpha Structured Finance LP

Purchase of Common Stock	800,000	0.0823	06/18/2026
Purchase of Common Stock	250,000	0.0701	06/22/2026

Milton C. Ault, III

Purchase of Common Stock	10,080	0.1348	06/16/2026
Sale of Common Stock	(10,080)	0.1522	06/16/2026
Sale of Common Stock	(5,000)	0.1306	06/17/2026
Purchase of Common Stock	35,000	0.0776	06/18/2026
Sale of Common Stock	(10,000)	0.1225	06/18/2026